As filed with the Securities and Exchange Commission on May 6, 2021

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUSTOM TRUCK ONE SOURCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-2531628
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7701 Independence Ave

Kansas City, Missouri 64125

(816) 241-4888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley Meader

Chief Financial Officer

7701 Independence Ave

Kansas City, Missouri 64125

(816) 241-4888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Patrick H. Shannon, Esq.

Shagufa R. Hossain, Esq.
Latham & Watkins LLP
555 Eleventh Street, N.W.

Suite 1000
Washington, D.C. 20004
(203) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering
Common Stock, $0.0001 par value per share	13,416,667	(2)	$11.50		$154,291,671	(3)	$16,834	(3)
Secondary Offering
Common Stock, $0.0001 par value per share	28,000,000	(4)	$10.29	(5)	$288,120,000	(5)	$31,434
Total (Primary and Secondary)					$442,411,671		$48,268	(6)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Represents the issuance of up to 13,416,667 shares of common stock of Nesco Holdings, Inc., par value $0.0001 per share (“Common Stock”), that may be issued upon exercise of 13,416,667 outstanding warrants, each entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to certain adjustments (the “public warrants”).
(3)	Calculated pursuant to Rule 457(g) under the Securities Act.
(4)	The number of shares of Common Stock being registered represents shares of Common Stock issued to certain qualified institutional buyers and accredited investors in connection with the closing of the Acquisition (as defined below).
(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock of the Company (as defined below) on the New York Stock Exchange (the “NYSE”) on May 4, 2021 (such date being within five business days of the date that this Registration Statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(c) of the Securities Act.
(6)	A filing fee of $85,330 was paid in connection with the registrant’s (then known as Nesco Holdings, Inc.) November 13, 2019 filing of a registration statement on Form S-3 (Registration Statement No. 333-234678), which filing was subsequently withdrawn on January 17, 2020. In accordance with Rule 457(p) of the Act, such previously paid filing fee will offset the filing fee of $48,268 currently due pursuant to this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2021

Prospectus

Custom Truck One Source, Inc.

41,416,667 Shares of Common Stock

(Consisting of 13,416,667 Shares of Common Stock Offered by Custom Truck One Source, Inc. and 28,000,000 Shares Offered by the Selling Securityholders)

This prospectus relates to (i) the resale of 28,000,000 shares of Common Stock of Custom Truck One Source Inc., a Delaware corporation formerly known as Nesco Holdings, Inc. (“we,” “us,” “our” and the “Company”) issued in the PIPE Investment (as defined below), par value $0.0001 per share (the “Common Stock”) issued in connection with the closing of the Acquisition (as defined below) by certain the selling securityholders (each a “selling securityholder” and, collectively, the “selling securityholders”) named in this prospectus from time to time in amounts, at prices and terms that will be determined at the time of the offering and (ii) the issuance by the Company of up to 13,416,667 shares of Common Stock issuable upon the exercise of warrants sold as part of the units in our initial public offering (“warrants”).

On April 1, 2021 Custom Truck One Source, Inc., a Delaware corporation formerly known as Nesco Holdings, Inc., completed the acquisition (the “Acquisition”) of Custom Truck One Source, L.P. (“CTOS”) and its general partner pursuant to a Purchase and Sale Agreement entered into on December 3, 2020 (the “Purchase Agreement”) by and among NESCO Holdings II, Inc., certain affiliates of the Blackstone Group (“Blackstone”) and other direct and indirect equity holders (collectively, “Sellers”) of CTOS, Blackstone Capital Partners VI-NQ L.P. and, solely with respect to Section 9.04 of the Purchase Agreement, PE One Source Holdings, LLC, an affiliate of Platinum Equity. On December 21, 2020, in connection with the entry into of the Purchase Agreement, the Company entered into subscription agreements with the selling securityholders (the “Subscription Agreements”) to finance in part the acquisition of CTOS. In connection with the closing of the Acquisition, the selling securityholders purchased the Common Stock at $5.00 per share for an aggregate purchase price of $140 million (the “PIPE Investment”). We are registering the resale of the Common Stock as required by the Subscription Agreements.

We will not receive any proceeds from the resale of the Common Stock by the selling securityholders. We will receive the proceeds from the cash exercise of the warrants, but not from any subsequent sale of the underlying shares of Common Stock by holders of the warrants. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. We are registering the offering and sale of Common Stock by selling securityholders described herein to satisfy registration rights we have granted the selling securityholders in connection with the PIPE Investment pursuant to a registration rights agreement dated April 1, 2020 (the “Registration Rights Agreement”) and the issuance of Common Stock in connection with the warrants issued in connection with the our initial public offering.

The selling securityholders may offer and sell the Common Stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the Common Stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement, if any. The selling securityholders and any broker-dealer executing sell orders on behalf of the selling securityholders, may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any prospectus supplement, if required.

Our Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbols “CTOS” and “CTOS.WS,” respectively. On May 5, 2021, the closing price of our Common Stock was $10.55 per share.

Investing in our shares involves a number of risks. See “Risk Factors” on page 4 to read about factors you should consider before investing in our Common Stock.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021.

No one has been authorized to provide you with information that is different from that contained in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Common Stock to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it unlawful to make such an offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling securityholders may from time to time offer to sell shares of Common Stock described in this prospectus in one or more offerings. We may use this prospectus to sell up to an aggregate of 13,416,667 shares of Common Stock issuable upon exercise of the warrants from time to time as described in the section entitled “Plan of Distribution.”

This prospectus provides you with a general description of us and certain of our securities. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information appearing in this prospectus and any applicable accompanying prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in any applicable prospectus supplement. Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus. Before making an investment in any of our securities, you should carefully read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Incorporation of Certain Information by Reference” and the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Below is a list of factors applicable to us that may materially affect such forward-looking statements and projections:

●	difficulty in integrating the Nesco Holdings, Inc. and Custom Truck One Source, L.P. businesses and fully realizing the anticipated benefits of the Acquisition;

●	public health crisis such as the COVID-19 pandemic;

●	the cyclicality of demand for our products and services and our vulnerability to industry, regional and national downturns;

●	fluctuation of our revenue and operating results;

●	our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner;

●	competition, which may have a material adverse effect on our business by reducing our ability to increase or maintain revenues or profitability;

●	any further increase in the cost of new equipment that we purchase for use in our rental fleet or for our sales inventory;

●	uncertainties in the success of our future acquisitions or integration of companies that we acquire;

●	our inability to recruit and retain the experienced personnel we need to compete in our industries;

●	further unionization of our workforce;

●	disruptions in our information technology systems or a compromise of our system security, limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, and implement strategic initiatives;

●	unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required;

●	our inability to renew our leases upon their expiration;

●	our failure to keep pace with technological developments;

●	our dependence on a limited number of manufacturers and suppliers and on third-party contractors to provide us with various services to assist us with conducting our business;

●	material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons;

●	changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations;

●	our exposure to various risks related to legal proceedings or claims, and our failure to comply with relevant laws and regulations, including those related to occupational health and safety, environment and government contract;

●	significant transaction and transition costs that we will continue to incur following the Acquisition;

●	the interest of our majority shareholder, which may not be consistent with the other shareholders;

●	our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default;

●	significant operating and financial restrictions imposed by our indenture, dated as of April 1, 2021, by and among Custom Truck, Wilmington Trust, National Association, as trustee, and the guarantors party thereto and our senior secured asset based revolving credit agreement entered into with Bank of America, N.A., as administrative agent and collateral agent, and certain other lenders party thereto; and

●	uncertainties related to our variable rate indebtedness.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. See “Risk Factors” in this prospectus for additional risks.

THE COMPANY

Organization

Custom Truck One Source, Inc. (f/k/a Nesco Holdings, Inc.), a Delaware corporation, serves as the parent for its primary operating companies, NESCO, LLC, an Indiana limited liability company, and Custom Truck One Source, L.P., a Delaware limited partnership. On July 31, 2019, Nesco Holdings, Inc. completed a series of mergers whereby Nesco Holdings I, Inc., became the wholly owned subsidiary of Capitol Investment Corp. IV, after which Capitol Investment Corp IV changed its name to Nesco Holdings, Inc.

We are one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution (“T&D”), telecom and rail industries in North America. We offer our specialized equipment to a diverse customer base for use in the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. We maintain a diverse geographic footprint in the U.S. and Canada, operating 46 facilities and partnering with more than 100 third-party service locations. Through our legacy CTOS operations, we operate with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada. We and our customers also benefit from our sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of our equipment offerings, reduce both cost and lead times for equipment sales and provide greater flexibility to optimize our rental fleet.

Acquisition of Custom Truck One Source, L.P.

On December 3, 2020, the Company agreed to acquire 100% of the limited partnership interests of CTOS and 100% of the limited liability company interests of Custom Truck One Source, L.P.’s general partner pursuant to the Purchase Agreement.

On April 1, 2021 (the “Closing Date”), we completed the Acquisition whereby Custom Truck One Source, L.P., a Delaware limited partnership, became our wholly-owned subsidiary and one of the entities through which we operate our business. In connection with the Acquisition, we changed our name from Nesco Holdings, Inc. to Custom Truck One Source, Inc. For additional information regarding the Acquisition and the business of CTOS please refer to our definitive Proxy Statement filed on January 20, 2021 and incorporated by reference herein (the “Acquisition Proxy Statement”).

Recent Developments

During the quarter ended March 31, 2021, the Company identified an immaterial error in its historical accounting for certain of its issued and outstanding warrants, as further described below.

In connection with the Company’s predecessor, Capitol Investment Corp. IV, an entity formed on May 1, 2017, as a special purpose acquisition company (the “SPAC”), warrants for the purchase of approximately 7.5 million shares of the Company’s common stock were issued pursuant to a private placement agreement (the “Non-Public Warrants”). In connection with the SPAC’s initial public offering, warrants for the purchase of approximately 13.4 million shares of the Company’s common stock were issued to public investors (the “Public Warrants”). The Public Warrants together with the Non-Public Warrants may hereafter collectively be referred to as the “IPO Warrants.”

The IPO Warrants provide for the purchase of approximately 20.9 million shares of the Company’s common stock. Each Warrant entitles the holder to purchase one common stock at a price of $11.50 per share, subject to certain adjustments. The IPO Warrants are currently exercisable and terminate on the earlier to occur of (i) July 31, 2024, and (ii) the redemption date. The Company may redeem the Public IPO Warrants at a price of $0.01 per Public Warrant upon providing 30-days’ notice, only in the event that the last sale price of the common stock is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company elects to redeem the Public Warrants as described above, the Public Warrant may be exercised on a “cashless basis.” The redemption rights do not apply to the Non-Public Warrants if at the time of the redemption such Non-Public Warrants continue to be held by the initial holders as of July 31, 2019, or their affiliates or permitted transferees; however, once such Non-Public Warrants are transferred (other than to an affiliate or permitted transferee), the Company may redeem those Non-Public Warrants that have been transferred in a manner similar to any Public Warrants. In periods prior to the quarter ended March 31, 2021, the Company accounted for both the Public and Non-Public Warrants as freestanding equity-classified instruments.

On April 12, 2021, the Commission issued Staff Statement on Accounting and Reporting Considerations for IPO Warrants Issued by Special Purpose Acquisition Companies ("SPACs") (the “Statement”). The Statement indicated that, if warrant agreements can provide for potential changes to the settlement amounts that depend on the characteristics of the holder of the warrant, such provisions would preclude the warrants from being indexed to the entity’s stock, and, therefore, result in classification of the warrants as a liability measured at fair value, with changes in fair value each period reported in earnings. The Company’s warrant agreement provides for a different settlement amount in a cashless exercise for holders of the Non-Public Warrants upon exercise at any time as compared to holders of the Public Warrants upon the Company's election to redeem; therefore, the Non-Public Warrants are precluded from being indexed to the Company’s stock and should have been classified as liabilities.

The Public Warrants continue to be accounted for as freestanding equity-classified instruments because the Company has the ability to settle with holders of the Public Warrants either by net-share or physical settlement. Because the Non-Public Warrants do not meet the “indexed to the entity’s stock” condition, they should have been accounted for as a derivative liability and remeasured at their estimated fair value each period. The change in fair value for each period should have been reported in the Company’s consolidated statement of operations. The effect of correcting the accounting for the Non-Public Warrants from an equity-classified instrument to a liability instrument resulted in the reclassification of $10.3 million from Additional paid-in capital to Derivative liabilities on the Company’s consolidated balance sheet as of January 1, 2021, which represents the initial value of the Non-Public Warrants that should have been recognized on July 31, 2019, the date on which the Company merged with the SPAC. For the three months ended March 31, 2021, the Company recognized an expense of $7.6 million in Other (income) expense in its consolidated statement of operations related to the fair value remeasurement. Included in the first quarter 2021 remeasurement amount is an income amount of $1.4 million representing net the change in the fair value of the Non-Public Warrants from July 31, 2019 (the issue date of the Non-Public Warrants) to December 31, 2019, of $6.1 million in income, offset by $4.7 million in expense from the change in fair value for the year ended December 31, 2020. In evaluating whether the Company’s previously issued consolidated financial statements were materially misstated for the interim or annual periods prior to January 1, 2021, the Company applied the guidance of ASC 250, Accounting Changes and Error Corrections, SEC Staff Accounting Bulletin (“SAB”) Topic 1.M, Assessing Materiality and SAB Topic 1.N, E, and concluded that the effect of the error on prior period financial statements was not material. The Company also evaluated if the cumulative effect of correcting the prior period misstatement in its consolidated financial statements would be material to either the quarter, or annual period, in the three months ended March 31, 2021, and the forecasted year ending December 31, 2021, respectively. The guidance states that prior-year misstatements which, if corrected in the current year would materially misstate the current year’s financial statements, must be corrected by adjusting prior year financial statements, even though such correction previously was and continues to be immaterial to the prior-year financial statements. The Company concluded the impact of correcting the accounting for the Non-Public Warrants on the Company’s consolidated statement of operations for the three-months ending March 31, 2021, and the forecasted year ending December 31, 2021, is immaterial.

Corporate Information

We are a Delaware corporation and our corporate headquarters are located at 7701 Independence Avenue, Kansas City, Missouri 64125. Our telephone number is (816) 241-4888. Our Internet website address is https://customtruck.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. Our Common Stock is listed on the NYSE under the symbol “CTOS” and the warrants are listed on the NYSE under the symbol “CTOS.WS.”

THE OFFERING

Issuance of Common Stock

Common Stock issuable upon exercise of our warrants	Up to 13,416,667 shares of Common Stock.

Use of Proceeds	We will receive up to an aggregate of approximately $154.3 million from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

Resale of Securities by selling securityholders

Common Stock offered by the selling securityholders	This prospectus covers 28,000,000 shares of Common Stock currently owned by selling securityholders named herein.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock to be sold by the selling securityholders.

Registration Rights	We agreed to file a registration statement, of which this prospectus is a part, within 30 days of the Closing Date, to register for resale the Common Stock purchase by the selling securityholders in connection with the PIPE Investment. On April 30, 2021, the Registration Rights Agreement was amended to extend the date for filing of the registration statement by 15 days. We have also agreed to use our reasonable best efforts to have the registration statement declared effective as soon as practicable after filing the Registration Statement, of which this prospectus is a part, and no later than 30 days after the filing of the Registration Statement, subject to certain permitted extensions. Once the registration statement is declared effective we have agreed to use our reasonable best efforts to keep it effective until all of the Common Stock covered by this prospectus has been sold or may be sold without volume or manner-of-sale restrictions in accordance with Rule 144 under the Securities Act.
General

NYSE ticker symbols	Common Stock: “CTOS” Warrants: “CTOS.WS”

Risk factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” and the risk factors set forth in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the matters discussed under “Risk Factors” under in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021 and in the Acquisition Proxy Statement. You should also carefully consider the matters discussed under “Risk Factors” or any similar caption in other documents or reports that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, prospects, results of operations, cash flow and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $154.3 million from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

We will not receive any of the proceeds from the sale of Common Stock covered by this prospectus. The selling securityholders will receive all of the proceeds from the offering of Common Stock.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the selling securityholders and our independent registered public accountants.

SELLING SECURITYHOLDERS

This prospectus relates to the resale of up to 28,000,000 shares of our Common Stock issued pursuant to the PIPE Investment by certain of the selling securityholders named herein (the “PIPE Investors”). The selling securityholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement.

When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interest in the Common Stock other than through a public sale.

The following table set forth, as of the date of this prospectus, the names of the selling securityholders, the beneficial ownership of Common Stock held by each selling securityholder, the aggregate amount of Common Stock that the selling securityholders may offer pursuant to this prospectus and the number and percentage of shares of Common Stock that each selling securityholder will beneficially own after this offering assuming they sell all such securities that they may offer pursuant to this prospectus. The percentage of shares of Common Stock owned by the selling securityholders following the offering of any shares of Common Stock pursuant to this prospectus, is based on 245,919,383 shares of Common Stock and 20,949,980 warrants outstanding as of April 30, 2021. Derivative securities exercisable or convertible into shares of our Common Stock within sixty (60) days of the date hereof are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the we believe that all persons named in the tables have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Information with respect to beneficial ownership is based on information obtained from such selling securityholder and publicly available information. Information with respect to shares beneficially owned after the offering assumes the sale of all the shares offered and no other purchases or sales of Common Stock. Information about other selling securityholders, if any, including their identities, the Common Stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement.

	Common Stock
Name and Address of Beneficial Owner	Beneficially owned prior to offering	To be sold pursuant to this prospectus(1)	Beneficially owned after offering	Percentage beneficially owned after offering
Alyeska Master Fund, L.P.(2)	7,479,592	7,000,000	479,592	* %
Federated Hermes Kaufmann Small Cap Fund	4,000,000	4,000,000	—	—%
Hawkeye Capital Master	3,500,000	3,500,000	—	—%
Wells Fargo Special Small Cap Value Fund, a series of Wells Fargo Funds Trust By: Wells Capital Management Incorporated as Sub-Adviser	3,500,000	3,500,000	—	—%
Shotfut Menayot Hul - AMITIM, Phoenix Insurance Company, Ltd.	1,600,000	1,600,000	—	—%
The Phoenix Insurance Company Ltd.	400,000	400,000	—	—%
Clearbridge Small Cap Fund	1,407,338	1,407,338	—	—%
Guardian Small Cap Core VIP Fund	400,059	400,059	—	—%
Clearbridge Small Cap Value Fund	129,060	129,060	—	—%
Clearbridge Small Cap CIF	63,543	63,543	—	—%
Citadel Multi-Strategy Equities Master Fund Ltd.(3)	1,000,000	1,000,000	—	—%
MMF LT, LLC(4)	900,000	900,000	—	%
Brandmeyer Holdings-NESCO, LLC	400,000	400,000	—	—%
Ghisallo Master Fund LP	400,000	400,000	—	—%
Putnam Small Cap Value Fund(5)	423,657	239,210	184,447	* %
Putnam VT Small Cap Value Fund(6)	253,743	160,790	92,953	* %
Palmer Square Capital BDC, Inc.	100,000	100,000	—	—%
Palmer Square Opportunistic Credit Fund LP	100,000	100,000	—	—%
Ronald Leonhardt, Jr.	100,000	100,000	—	—%
Radcliff Principal Holdings LLC	85,000	85,000	—	—%
RVMA Investments LLC	10,000	10,000	—	—%
Dan Jemal	5,000	5,000	—	%
The Spitfire Fund LP	156,000	156,000	—	—%
Spitfire Fund GP LLC	44,000	44,000	—	—%
Evan Morgan	50,000	50,000	—	—%
Mark D. Ein(7)	9,198,624	1,000,000	8,198,624	3.3%
James M. Ross Revocable Trust(8)	200,000	200,000	—	—%
Christopher D. Ross Holding Company, LLC(9)	508,240	200,000	308,240	* %
Vincent Ross Revocable Trust(10)	194,151	135,000	59,151	* %
Ryan McMonagle(11)	197,926	130,000	67,926	* %
Marshall A. Heinberg(12)	100,000	100,000	—	—%
FLR Holding Company LLC(13)	375,529	85,000	290,529	* %
Benjamin A. Link(14)	78,524	60,000	18,524	* %
Christopher Martin Ross Holding Company, LLC(15)	408,504	50,000	358,504	* %
Joshua Boone(16)	66,900	50,000	16,900	* %
Leslie Wells(17)	50,000	50,000	—	—%
Adam Haubenreich(18)	62,318	45,000	17,318	* %
Andrew Zaborny(19)	53,889	45,000	8,889	* %
Brad Meader(20)	48,956	25,000	23,956	* %
Georgia Nelson(21)	25,000	25,000	—	—%
Paul T. Bader(22)	25,000	25,000	—	—%
James Carlsen(23)	31,974	20,000	11,974	* %
Michael D. Young(24)	5,000	5,000	—	—%

*	Represents less than 1% of outstanding shares of Common Stock.

(1)	The amounts set forth in this column are the number of shares of Common Stock that may be offered by such selling securityholders using this prospectus. These amounts do not represent any other shares of our Common Stock that the selling securityholders may own beneficially or otherwise.
(2)	Includes 479,592 shares of Common Stock issuable upon exercise of warrants.
(3)	Citadel Advisors LLC (“CAL”) is the portfolio manager of Citadel Multi-Strategies Equity Master Fund Ltd. (“CEMF”). Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL, and Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin is the President and Chief Executive Officer of CGP, owns a controlling interest in CGP, and may be deemed to share voting and dispositive power over the Common Stock owned by CEMF. The foregoing should not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address for the foregoing persons is 601 Lexington Avenue New York, New York 10022.
(4)	Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(5)	Includes 49,986 shares of Common Stock issuable upon exercise of warrants. Putnam Small Cap Value Fund is a mutual fund registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended, whose account is managed by Putnam Investment Management, LLC, including sole dispositive power over the shares. The Board Policies and Nominating Committee of the board of trustees of the Putnam Funds has sole voting power over the shares held by the Putnam Funds.
(6)	Includes 25,714 shares of Common Stock issuable upon exercise of warrants. Putnam VT Small Cap Value Fund is a mutual fund registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended, whose account is managed by Putnam Investment Management, LLC, including sole dispositive power over the shares. The Board Policies and Nominating Committee of the board of trustees of the Putnam Funds has sole voting power over the shares held by the Putnam Funds.
(7)	Mark D. Ein currently serves on the board of directors of the Company. Includes 8,163,624 shares of Common Stock held by Capitol Acquisition Management IV, LLC, an entity controlled by Mr. Ein. Includes 2,457,338 shares of Common Stock issuable upon exercise of warrants. Includes 35,000 shares of Common Stock related to grants of stock options and restricted stock that are currently vested. Excludes 13,631 shares of Common Stock related to grants of restricted stock units subject to future vesting.
(8)	The James M. Ross Revocable Trust is the trust of employee James M. Ross.
(9)	The Christopher D. Ross Holding Company, LLC is the holding company of holding company of employee Christopher D. Ross.
(10)	The Vincent Ross Revocable Trust is the trust of employee Vincent Ross.
(11)	Ryan McMonagle serves as the President and Chief Operating officer of the Company.
(12)	Marshall A. Heinberg currently serves on the board of directors of the Company. Excludes 24,537 shares of Common Stock related to grants of restricted stock units subject to future vesting.
(13)	FLR Holding Company LLC is the holding company of employee Francis Ross.
(14)	Benjamin A. Link serves as the Executive Vice President – Production and Supply Chain of the Company.
(15)	The Christopher Martin Ross Holding Company, LLC is the holding company of employee Christopher M. Ross.
(16)	Joshua Boone currently serves as Vice President of Integration of the Company. Excludes 700,000 shares of Common Stock related to grants of stock options and restricted stock units subject to future vesting.
(17)	Leslie Wells is the domestic partner of director Marshall Heinberg.
(18)	Adam Haubenreich currently serves as Vice President, General Counsel and Secretary of the Company.
(19)	Andrew Zaborny currently serves as Executive Vice President, Sales of the Company.
(10)	Brad Meader currently serves as the Chief Financial Officer of the Company.
(21)	Georgia Nelson currently serves on the board of directors of the Company. Excludes 13,631 shares of Common Stock related to grants of restricted stock units subject to future vesting.
(22)	Paul T. Bader currently serves on the board of directors of the Company. Excludes 13,631 shares of Common Stock related to grants of restricted stock units subject to future vesting.
(23)	James Carlsen currently serves as the Chief Information Officer of the Company.
(24)	Michael D. Young currently serves as Finance and Insurance Director of the Company.

To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each selling securityholders and the number of shares of Common Stock registered on its behalf. A selling securityholder may sell or otherwise transfer all, some or none of such shares of Common Stock in this offering. See “Plan of Distribution.”

DESCRIPTION OF SECURITIES

The following summary of our capital stock and our charter and our bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our charter and bylaws, which are filed as exhibits to the Registration Statement of which this prospectus is a part.

General

We are a Delaware corporation. Our charter provides for 500,000,000 authorized shares of Common Stock and 10,000,000 authorized shares of preferred stock. As of April 30, 2021, there were 245,919,383 shares of Common Stock, no shares of preferred stock and 20,949,980 warrants to purchase shares of our Common Stock outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Holders of Common Stock do not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

The rights, preferences and privileges of the holders of Common Stock are subject to those of the holders of any shares of preferred stock we may issue in the future.

Voting Rights

Each holder of our Common Stock is entitled to one vote per share on each matter submitted to a vote of stockholders, unless otherwise provided by our certificate of incorporation. Our bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the issued and outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our bylaws, our certificate of incorporation or our Amended and Restated Stockholders’ Agreement, dated as of April 1, 2021. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Liquidation Rights

If the Company is involved in a consolidation, merger, recapitalization, reorganization, voluntary or involuntary liquidation, dissolution or winding up of affairs, or similar event, each holder of Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “CTOS”.

Certain Anti-Takeover Provisions of Delaware Law and Our Certificate of Incorporation

We have certain anti-takeover provisions in place as follows:

Staggered Board of Directors

Our charter provides that the board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Furthermore, because the board is classified, directors may be removed only with cause by a majority of our outstanding shares.

Action by Written Consent; Special meeting of stockholders

Our charter provides that stockholder action may only be taken by written consent in lieu of a meeting while Platinum Equity Advisors, LLC (“Platinum”) and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company.

The General Corporation Law of the State of Delaware (the “DGCL”) provides that special meetings of our stockholders may be called by the board of directors. Our charter provides that, at any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 5% in voting power of the stock of the Company entitled to vote generally in the election of directors, the Chairman of the Board shall call a special meeting of stockholders at the request of Platinum from time to time.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding general meeting of stockholders (except that, with respect to Platinum’s nomination of directors, the reference to 90 days shall be 45 days). Such notice also must fulfill certain information requirements with respect to the stockholder delivering such notice and the matter proposed (or director candidate nominated) of which Platinum is partially exempt. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before the general meeting of stockholders or from making nominations for directors at our general meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our certificate of incorporation requires, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction (such as in the case of claims brought to enforce any liability or duty created by the Exchange Act, in which case federal courts have exclusive jurisdiction), the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision applies to state and federal law claims brought by stockholders (including claims pursuant to the Securities Act and the Exchange Act), although stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our charter to be inapplicable or unenforceable. Although we believe this provision benefits our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Business Combinations with Interested Stockholders

Our charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our charter will contain provisions that will have a similar effect to Section 203, except that they will provide that (i) Platinum; (ii) Energy Capital Partners, LLC, a Delaware limited liability company, Energy Capital Partners II, LLC, Energy Capital Partners III, LLC, Energy Capital Partners Mezzanine, LLC, Energy Capital Partners IV, LLC, Energy Capital Partners Credit Solutions II, LLC, ECP ControlCo, LLC, Energy Capital Partners Holdings, LP, ECP Feeder, LP, and ECP Management GP, LLC; (iii) Capitol Acquisition Management IV LLC and Capitol Acquisition Founder IV LLC; and (iv) Blackstone Management Partners L.L.C. and their respective direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of the Company’s voting stock owned by them, and accordingly will not be subject to such restrictions.

Limitation on Liability and Indemnification of Directors and Officers

Our charter provides that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our charter provides that directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws also permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against the obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering the issuance of 13,416,667 shares of Common Stock issuable upon exercise of warrants that were issued in connection with our initial public offering. We are also registering the resale by the selling securityholders of up to 28,000,000 shares of Common Stock issue in connection with the closing of the Acquisition and concurrently therewith. The selling securityholders, including their pledgees, donees, transferees, assignees and others who later come to hold some or all of the shares of Common Stock covered by this prospectus, may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares of Common Stock covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and similar charges attributable to sales of Common Stock. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby but we will receive the exercise price of the warrants. The selling securityholders may sell the shares of Common Stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares of Common Stock that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:

●	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the shares of Common Stock for whom they may act as agent;

●	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

●	ordinary brokerage transactions or transactions in which a broker solicits purchases;

●	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

●	the pledge of shares of Common Stock for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of shares of Common Stock;

●	short sales or transactions to cover short sales relating to the shares of Common Stock;

●	one or more exchanges or over-the-counter market transactions;

●	through distribution by a selling securityholders or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

●	privately negotiated transactions;

●	the writing of options, whether the options are listed on an options exchange or otherwise;

●	distributions to creditors and equity holders of the selling securityholders; and

●	any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

The selling securityholders may enter into sale, forward-sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward-sale or derivative transactions, the third parties may sell securities covered by this prospectus or the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the Common Stock. The third parties also may use shares received under those sale, forward-sale or derivative arrangements or shares pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of shares of Common Stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the Registration Statement of which this prospectus is a part).

In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of shares of Common Stock or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the Common Stock so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares of Common Stock to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

●	the name of the selling securityholder and the participating broker-dealer;

●	the number of shares of Common Stock offered;

●	the price of such shares of Common Stock;

●	the proceeds to the selling securityholder from the sale of such shares of Common Stock;

●	the names of the underwriters or agents, if any;

●	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

●	any discounts or concessions allowed or paid to dealers.

In connection with sales of shares of Common Stock covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because the selling securityholder may be deemed to be “underwriters” under the Securities Act, the selling securityholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.

We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.

The selling securityholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the distribution of shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. These restrictions may affect the marketability of such shares of Common Stock.

In order to comply with applicable securities laws of some states, the shares of Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any shares of Common Stock of a selling securityholders covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Latham & Watkins, Washington, D.C. will pass upon the validity of the Common Stock offered hereby on our behalf. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Nesco Holdings, Inc. incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Custom Truck One Source, L.P. and subsidiaries as of December 31, 2020 and 2019, and for the three years ended December 31, 2020, 2019 and 2018, incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Our website is located at https://customtruck.com, and our investor relations website is located at https://investors.customtruck.com. The information posted on our website is not incorporated into this prospectus. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available free of charge on our investor relations website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also access all of our public filings through the SEC’s website at www.sec.gov. Investors and other interested parties should note that we use our investor relations website to publish important information about us, including information that may be deemed material to investors. We encourage investors and other interested parties to review the information we may publish through our investor relations website, in addition to our SEC filings, press releases, conference calls, and webcasts.

The Registration Statement containing this prospectus, including exhibits to the Registration Statement, provides additional information about us and the Common Stock offered under this prospectus. The Registration Statement can be read at the SEC website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein):

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 9, 2021;

●	Our Definitive Proxy Statement on Schedule 14A for a 2020 Special Meeting of Stockholders filed with the SEC on January 20, 2021;
●	Our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on May 6, 2021, April 6, 2021, April 2, 2021, March 11, 2021, March 9, 2021, February 22, 2021 and January 4, 2021; and
●	The description of our Common Stock included on our Current Report on Form 8-K, filed with the SEC on August 5, 2019 (File No. 001-38186), including any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the initial filing of the Registration Statement of which this prospectus forms a part and prior to the completion of the offering of all securities covered by this prospectus and any accompanying prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

7701 Independence Ave

Kansas City, Missouri 64125

(816) 241-4888

Attention: Bradley Meader

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Custom Truck One Source, Inc.

41,416,667 Shares of Common Stock

(Consisting of 13,416,667 Shares of Common Stock Offered by Custom Truck One Source, Inc. and 28,000,000 Shares Offered by the Selling Securityholders)

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Company in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee SEC registration fee.

SEC registration fee	$48,268
FINRA filing fee	—
Printing and engraving expenses		(1)
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Blue Sky, qualification fees and expenses		(1)
Transfer Agent fees and expenses		(1)
Miscellaneous expenses		(1)
Total		(1)

(1)	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this Registration Statement on Form S-3.

Item 15.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s bylaws provide that to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that the person is the legal representative, is or was a director or officer of the corporation or while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fee, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. With respect to any such Proceeding initiated by any such indemnified person, the Company will be required to indemnity such person only if the Proceeding was authorized in the specific case by the board of directors of the Company.

The Company entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain inclusions.

Pursuant to the Agreement and Plan of Merger, dated as of April 7, 2019 (as amended, the “Merger Agreement”), pursuant to which NESCO Holdings I, Inc. became a wholly owned subsidiary of the Company, from and after July 31, 2019 (the “Effective Time”), the Company and Capitol Investment Merger Sub 2, LLC, a wholly owned subsidiary of the Company, are required to indemnify and hold harmless each director as of the Effective Time and former director and officer of Nesco Holdings I, Inc. and the Company, and their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any federal, state, provincial, municipal, local or foreign government, government authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent such entities or their subsidiaries, as the case may be, would have been permitted under applicable law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). In addition, pursuant to the Merger Agreement, the Company shall, and shall cause Capitol Investment Merger Sub 2, LLC and its subsidiaries to (i) maintain until July 31, 2025 provisions in their respective certificate of incorporation, certificate formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of such entities’ officers, directors, employees, and agents that are no less favorable that the provisions in such documents applicable as of the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such indemnified persons, except as required by law.

Furthermore, pursuant to the Merger Agreement, the Company is required to maintain until July 31, 2025, effective directors’ and officers’ liability insurance covering individuals that were covered by Nesco Holdings I, Inc.’s and its subsidiaries’ directors’ and officers’ liability insurance policies as of the date of the Merger Agreement, on terms not less favorable than the terms of such existing policies, subject to certain limitations. In addition, prior to the Effective Time, the Company purchased a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s then existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time of the merger.

The above discussion of Section 145 of the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws and the applicable provisions of the Merger Agreement is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws and the Merger Agreement.

Item 16. Exhibits

(a) Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference to Filings Indicated			Provided Herewith
		Form	Exhibit No.	Filing Date
2.1	Common Stock Purchase Agreement, dated as of December 3, 2020	8-K	10.2	4/2/2021
3.1	Amended and Restated Certificate of Incorporation, as amended.	8-K	3.1	4/2/2021
3.2	Amended and Restated Bylaws.	8-K	3.2	4/2/2021
4.1	Form of Common Stock Certificate.	S-1/A	4.2	8/11/2017
4.2	Description of Capital Stock.	10-K	4.6	3/9/2021
4.3	Registration Rights Agreement, dated as of April 1, 2021	8-K	10.4	4/2/2021
5.1	Opinion of Latham & Watkins LLP.				X
23.1	Consent of Independent Registered Public Accounting Firm relating to Nesco Holdings, Inc.				X
23.2	Consent of Independent Auditors relating to Custom Truck One Source, L.P.				X
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X
24.1	Powers of Attorney (incorporated by reference to the signature page hereto).

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 6, 2021.

Custom Truck One Source, Inc.

By:	/s/ Bradley Meader
Name: Bradley Meader
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, Each person whose signature appears below appoints Fred Ross and Bradley Meader, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons:

Name	Title	Date

/s/ Fred Ross	Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2021
Fred Ross

/s/ Bradley Meader	Chief Financial Officer (Principal Financial Officer)	May 6, 2021
Bradley Meader

/s/ R. Todd Barrett	Chief Accounting Officer (Principal Accounting Officer)	May 6, 2021
R. Todd Barrett

/s/ Marshall Heinberg	Director (Chairman)	May 6, 2021
Marshall Heinberg

/s/ Louis Samson	Director	May 6, 2021
Louis Samson

/s/ David Wolf	Director	May 6, 2021
David Wolf

/s/ Mark D. Ein	Director	May 6, 2021
Mark D. Ein

/s/ Bryan Kelln	Director	May 6, 2021
Bryan Kelln

/s/ Georgia Nelson	Director	May 6, 2021
Georgia Nelson

/s/ John-Paul (JP) Munfa	Director	May 6, 2021
John-Paul (JP) Munfa

/s/ David Glatt	Director	May 6, 2021
David Glatt

/s/ Paul Bader	Director	May 6, 2021
Paul Bader

/s/ Rahman D’Argenio	Director	May 6, 2021
Rahman D’Argenio